Exhibit 5.1

April 29, 2015

Rare Element Resources Ltd. 225 Union Boulevard Suite 250 Lakewood, CO 80228

Dear Sirs and Mesdames:

Re: Registration Statement on Form S-3 (No. 333-189235)

We have acted as Canadian counsel to Rare Element Resources Ltd., a British Columbia corporation (the “Company”), in connection with the issue and sale today by the Company (the “Offering”) of an aggregate of 5,230,770 units of the Company (the “Units”) at a price of US$0.65 per Unit, with each Unit being comprised of one common share in the capital of the Company (each a “Share” and, collectively, the “Shares”) and one-half of one common share purchase warrant (each whole common share purchase warrant being a “Warrant” and, collectively, the “Warrants”), or an aggregate of 5,230,770 Shares and 2,615,285 Warrants. Each whole Warrant entitles the holder thereof to purchase one common share (subject to adjustment in certain circumstances as set forth in the Warrant Certificates (as defined below)) in the capital of the Company (each a “Warrant Share” and, collectively, the “Warrant Shares”) at a price of US$0.85 for a period expiring three years following the date hereof.

The Shares, Warrants and Warrant Shares, are registered under a registration statement on Form S-3, as amended, under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2013 (File No. 333-189235) (the “Registration Statement”), a base prospectus dated July 30, 2013 (the “Base Prospectus”) and a final prospectus supplement dated April 27, 2015, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).  The Shares and the Warrants are being sold pursuant to a Placement Agent Agreement dated April 21, 2015, as amended on April 24, 2015, by and between H.C. Wainwright & Co., LLC (the “Agent”) and the Company (the “Agent Agreement”) and a Securities Purchase Agreement dated April 24, 2015 among the purchasers and the Company (the “Purchase Agreement”).  The Shares and the Warrants were issued separately but were purchased together in the Offering.

Pursuant to the Agent Agreement, the Company has also issued to the Agent warrants (the “Agent Warrants”) for the purchase of 261,539 common shares of the Company (the “Agent Warrant Shares”). The Agent Warrants have the same terms and conditions as the Warrants.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares, the Warrants, the Warrant Shares, the Agent Warrants and the Agent Warrant Shares.

In order to render our opinions, we have examined and are relying on originals or copies of the following documents:

(a)

the executed Purchase Agreement;

(b)

the executed Agent Agreement;

(c)

the executed certificates representing the Warrants (the “Warrant Certificates”);

(d)

the executed certificates representing the Agent Warrants (the “Agent Warrant Certificates”);

(e)

an officer’s certificate of the Company (the “Company Certificate”) dated the date hereof certifying matters relating to, among other things, (i) the notice of articles and articles of the Company, (ii) resolutions passed by the board of directors of the Company with respect to, among other things, the Offering and the issuance and sale of the Shares, the Warrants, the Warrant Shares, the Agent Warrants and the Agent Warrant Shares, and (iii)  certain other factual matters; and

(f)

a certificate of good standing (the “Certificate of Good Standing”) dated April 28, 2015 issued under the Business Corporations Act (British Columbia) in respect of the Company.

We have also examined originals or copies, certified or identified to our satisfaction, of such other documents as we have deemed necessary or relevant as a basis for the opinions expressed below and we have considered such questions of law and have made such other investigations and inquiries as we considered necessary or relevant as a basis for our opinions.

The opinions expressed herein are limited to the statutes and regulations of the Province of British Columbia and of Canada applicable therein having the force of law on the date hereof.

As a basis for our opinions, we have made the following assumptions and have relied upon the following: (i) all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents; (ii) none of the documents, originals or copies of which we have examined, has been amended, supplemented or revoked; (iii) all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; (iv) all matters of fact and statements and representations made in the Company Certificate are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; (v) all relevant individuals had full legal capacity at all relevant times; and (vi) a certificate of good standing bearing today’s date but otherwise identical to the Certificate of Good Standing referred to above would be available if requested.

Whenever our opinion refers to Shares, Warrant Shares or Agent Warrant Shares as being “fully paid and non-assessable”, no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such common shares or as to the adequacy of any consideration received.

On the basis of the foregoing and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that as of the date hereof:

1.

All necessary corporate action has been taken by the Company to authorize the issuance of the Shares and the Warrants and, subject to the Company receiving US$0.65 per Unit as consideration for the issue thereof, the Shares and the Warrants have been duly and validly issued and, in the case of the

Shares, are outstanding as fully paid and non-assessable common shares in the capital of the Company.

2.

All necessary corporate action has been taken by the Company to allot and reserve, and to authorize the issuance of, the Warrants Shares and, when issued upon the due exercise of the Warrants in accordance with the terms of the Warrant Certificates including the receipt by the Company of the consideration for the issue of each Warrant Share as set forth in the Warrant Certificates, the Warrant Shares will be duly and validly issued and will be outstanding as fully paid and non-assessable common shares in the capital of the Company.

3.

All necessary corporate action has been taken by the Company to authorize the issuance of the Agent Warrants. The Agent Warrants have been duly and validly issued by the Company.

4.

All necessary corporate action has been taken by the Company to allot and reserve, and to authorize the issuance of, the Agent Warrant Shares and, when issued upon the due exercise of the Agent Warrants in accordance with the terms of the Agent Warrant Certificates including the receipt by the Company of the consideration for the issue of each Agent Warrant Share as determined in accordance with the Purchase Agreement and the Agent Warrant Certificates, the Agent Warrant Shares will be duly and validly issued and will be outstanding as fully paid and non-assessable common shares in the capital of the Company.

This opinion is intended solely for the use of the addressees hereof and is being delivered in connection with the transaction described herein and must not be relied upon by any other person or in connection with any other transaction, quoted from or referred to in any other documents or furnished (either in its original form or by copy) to any other party, without our prior written consent. We assume no obligation to revise or supplement this opinion letter should applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  This opinion letter is limited to the specific opinions addressed herein as of the date hereof.

Yours very truly,

“Fasken Martineau DuMoulin LLP”